EXHIBIT 10.4

PURCHASE AGREEMENT

AGREEMENT, dated as of April 30, 2010, by and between THOMAS KLINK (the "Seller") and JE MEXICAN HOLDINGS, INC., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the entire (100%) membership interest in Jefferson Electric Mexico Holdings LLC, a Wisconsin limited liability company (the “Company”); and

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, all of Seller’s right, title and interest in and to the Purchased Interest, i.e., the entire (100%) membership interest in the Company, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED INTEREST

1.1           Sale and Transfer of Purchased Interest.   Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Interest (as hereinafter defined), free and clear of all liens, pledges, security interests, encumbrances, charges and claims of any kind or nature whatsoever other than the Bank Lien (as defined below).  For purposes hereof, the “Purchased Interest” shall mean the entire (100%) membership interest in the Company owned beneficially and of record by Seller.

The Purchased Interest is being sold and purchased hereunder in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 30, 2010 (the “Merger Agreement”), among Pioneer Power Solutions, Inc. (“Parent”), JEI Acquisition Corp. (“Merger Sub”), Jefferson Electric, Inc. (“Jefferson”) and Seller, as the Company Stockholder, i.e., the sole stockholder of Jefferson.

This Agreement constitutes the “JEM Purchase Agreement” under the Merger Agreement.  Pursuant to the Merger Agreement, the Purchased Interest is being sold and purchased hereunder for a nominal purchase price.  This Agreement, as the JEM Purchase Agreement, constitutes a condition to closing of, and is a material inducement to Parent entering into, such Merger Agreement.  As set forth below, the Company is the holder of a minority equity interest in Mexico Sub (as hereinafter defined), which is the principal manufacturing subsidiary and/or affiliate of Jefferson located in Reynosa, Mexico.

Pursuant to a certain loan agreement between Johnson Bank, as Lender (the “Bank”), and Jefferson Electric Inc., an affiliate of the Company, as Borrower, as additional collateral security for the loans made by the Bank pursuant thereto, Seller has previously furnished a to Lender a pledge and security interest in the Purchased Interest, i.e., the entire (100%) membership interest in the Company (the “Bank Lien”).  Purchaser hereby consents to the continuation of such Bank Lien in respect of the Purchased Interest.

1.2           Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Shiboleth LLP, One Penn Plaza, Suite 2527, New York, NY 10119, at 10:00 a.m., local time, on April 30, 2010 (the “Closing Date”), or such other date, time and place as shall be mutually agreed to among the parties.  The parties hereto may also mutually agree to effect the Closing hereunder by mail or via facsimile.

1.3           Closing Deliveries.

(a)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following documents and instruments: (i) all such assignments, instruments and other documents evidencing the sale, transfer and assignment of the Purchased Interest hereunder as, in the opinion of Purchaser and its counsel, shall be necessary to effect the transfer of, and to vest title in and to, the Purchased Interest, free and clear of all manner of liens, pledges, security interests, encumbrances, charges and claims thereon; (ii) evidence of ownership of each of the Purchased Interest by Seller (as hereinafter defined); and (iii) such other instruments of transfer and other documents as Purchaser and/or its counsel may reasonably request.

(b)           At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following documents and instruments: (i) payment of the Purchase Price (as hereinafter defined); and (ii) such other instruments and documents as Seller and or its counsel may reasonably request.

ARTICLE II

PURCHASE PRICE

2.1           Purchase Price.  The purchase price to be paid by Purchaser to Seller for the Purchased Interest hereunder shall be ONE HUNDRED DOLLARS ($100.00) in the aggregate (the “Purchase Price”). The Purchase Price shall be payable in its entirety by Purchaser to Seller at the Closing by wire transfer to a bank account (or accounts) designated by Seller, or in immediately available funds.

Seller hereby acknowledges and agrees that the Purchase Price has been negotiated by Seller at arm’s length, and that Seller in good faith believes that such Purchase Price constitutes fair and adequate consideration, and that the transactions contemplated under this Agreement constitute a material inducement to Parent and Merger Sub to enter into the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser:

3.1           Valid Corporate Existence.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has the limited liability company power to carry on its business as now being conducted and to own its assets.

3.2           Company Interests.   Seller is the sole record and beneficial owner of the Purchased Interest, i.e., the entire (100%) membership interest in the Company. The Purchased Interest is duly authorized and validly issued and outstanding, fully paid and non-assessable.  There are no equity securities of the Company authorized, issued or outstanding other than the Purchased Interest. In addition, there are no subscriptions, options, warrants, rights, calls or other commitments or agreements of any kind or nature to which the Company and/or Seller and/or any other person or entity is a party, or by which any of such persons or entities is bound, in respect of the purchase of any equity interests or other securities of the Company, or calling for the issuance, transfer, sale or other disposition of any equity interests or other securities of the Company or securities convertible into, or exchangeable for, any such equity interests.

3.3           No Consents.  There are no consents and approvals of governmental and other regulatory agencies, foreign or domestic, and of other third parties which are required to be obtained by or on behalf of the Company and/or Seller in order to enable each such party to enter into and carry out this Agreement in all material respects, except for any consent which may be required to be obtained from the Bank in respect of the Bank Lien.

3.4           Authority and Binding Effect.  Seller has the full power and authority to enter into, execute and deliver this Agreement and to carry out Seller's obligations hereunder.  This Agreement constitutes the valid and binding obligation of Seller, and is enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and the application of general principles of equity.

3.5           Title to Purchased Interest.  Seller is, and at the Closing shall be, the sole record and beneficial owner of all of the Purchased Interest, i.e., the entire (100%) membership interest of the Company, free and clear of all manner of liens, charges, pledges, encumbrances, security interests, restrictions on transfer or claims of any kind or nature whatsoever, except for the Bank Lien.  Seller has, and at the Closing shall have, good, valid and marketable title to the Purchased Interest, and the absolute and unqualified right to sell, transfer and deliver the Purchased Interest to Purchaser as contemplated hereby. The delivery of the Purchased Interest to Purchaser at the Closing pursuant to the provisions of this Agreement shall transfer good and valid title thereto, free and clear of all manner of liens, charges, pledges, encumbrances, security interests, restrictions on transfer or claims of any kind or nature whatsoever.

3.6           No Agreements.  As of the date hereof, there is no (and since inception, there has not been any) operating and/or limited liability company and/or similar agreement relating to the Company and/or the Purchased Interest.

3.7           No Litigation.  There are no actions, suits, proceedings or governmental investigations, at law or in equity, relating to or involving Seller, the Company and/or their respective assets, properties or businesses by or before any court, arbitrator or governmental or other regulatory agency or commission either pending or, to the knowledge of Seller, after reasonable inquiry, threatened, or any outstanding order, injunction, judgment, writ, award or decree against Seller, the Company and/or their respective assets, properties or businesses.

3.8           No Breach.  Neither the execution and delivery of this Agreement nor compliance by Seller and/or the Company with any of the provisions hereof nor consummation of the transactions contemplated hereby, will:

(a)           violate or conflict with any provision of the organizational documents of the Company;

(b)           violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement, lease, note, mortgage, instrument or other document or undertaking, oral or written, to which the Company and/or Seller is a party or by which any of them may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

(c)           result in the creation of any lien, security interest, charge or encumbrance upon any of the assets, properties or businesses of the Company;

(d)           violate any judgment, order, injunction, decree or award against, or binding upon the Company and/or Seller and/or any of their respective assets, properties or businesses; and/or

(e)           violate in any material respect any law or regulation of any jurisdiction relating to the Company and/or Seller and/or any of their respective assets, properties, businesses or securities.

3.9           No Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Purchaser by Seller without the intervention of any broker, finder, investment banker or other third party.  Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on his or its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.  Seller hereby agrees to indemnify Purchaser, and to hold Purchaser harmless, from and against any claim for brokerage or similar fees, commissions or other compensation which may be made against Purchaser by any third party in connection with any of the transactions contemplated hereby, which claim shall be based upon any action by or on behalf of Seller.

3.10           No Operations.  As of the date hereof, and since inception (in April 2008), the Company does not conduct, and has not conducted, any business operations of any kind or nature whatsoever.  The sole asset of the Company is the ownership of one (1) share of common stock of Nexus Magneticos de Mexico, S. de R.L. de C.V. (“Mexico Sub”), constituting 0.03% of the total issued and outstanding shares of common stock of Mexico Sub.  As set forth above, Mexico Sub is the principal manufacturing subsidiary and/or affiliate of Jefferson located in Reynosa, Mexico.

ARTICLE IV

INDEMNIFICATION

4.1           Survival.   The parties hereby agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of three (3) years.

4.2           Indemnification.   Seller hereby agrees to save, defend, indemnify and hold harmless Purchaser and its shareholders, directors, officers, agents and/or affiliates (collectively, the "Indemnified Parties") from and against any and all demands, claims, losses, damages, liabilities, obligations, costs and expenses of every kind, nature and description (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, claim or proceeding relating to such liabilities) (collectively, the "Liabilities"), suffered, sustained, incurred or required to be paid at any time by any of the Indemnified Parties resulting from, arising out of or relating to: (a) the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or in any document, instrument or certificate delivered by or on behalf of Seller pursuant hereto; or (b) any transaction, action or event commencing or occurring on or prior to the Closing Date involving the Company and/or its business operations and/or its financial or other condition, whether absolute or contingent, matured or unmatured or known or unknown.

No claim for indemnification under this Section 4.2 may be made unless such claim, together with all other claims under this Section 4.2 in the aggregate, exceeds $50,000.00. For purposes hereof, the determination of the deductible amount ($50,000.00) hereunder shall be consolidated with such deductible amount under Sections 7.01 and 7.04(a), respectively, under the Merger Agreement.

4.3           Defense of Claims.

(a)           Purchaser hereby agrees to notify Seller with reasonable promptness of any claim asserted against any of the Indemnified Parties by any third party (a "Claim") which Seller may be obligated to indemnify under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of the Claim in reasonable detail, and, if possible, the manner of calculation thereof.

(b)           Seller shall have the right to assume the defense of any Claim asserted against Seller and/or Purchaser, whereupon Seller shall defend such Claim at Seller's own expense and with counsel of his choice, which counsel shall be reasonably satisfactory to Purchaser, and Seller shall not be liable to Purchaser for any fees of other counsel, unless, in the reasonable judgment of Purchaser, the representation of both Purchaser and Seller by the same counsel would be inappropriate due to an actual or potential conflict of interest between such parties.  Seller shall not in any event settle or compromise any such Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Purchaser may, at its sole option, employ counsel to represent it in connection with such action, at Purchaser's sole expense, and in such event, counsel selected by Seller shall cooperate with Purchaser's counsel in the defense, compromise or settlement of such Claim.  If, however, in the reasonable opinion of Purchaser, any such Claim shall involve a matter which could have a material adverse effect upon the Company, then Purchaser shall have the right to assume the defense of such Claim.  In the event that Seller fails or elects not to exercise their his right to defend such Claim or Purchaser otherwise assumes the defense of any such Claim hereunder, then Purchaser may take whatever action it deems appropriate, and any final action with respect to such Claim shall be binding and conclusive upon Seller as to the amount of and the liability for such Claim; provided, however, that Purchaser will not settle such action or Claim without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed.  The parties hereby agree to cooperate to the fullest extent possible in connection with any Claim for which indemnification is or may be sought hereunder.

4.4           Rights without Prejudice.  The rights of Purchaser under this Article V are without prejudice to any other right or remedies that they may have by reason of this Agreement or as otherwise provided at law or in equity.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1           Expenses.  Each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

5.2           Modification, Termination or Waiver.  This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

5.3           Publicity.  The parties hereby agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

5.4           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed given:  (i) upon receipt, if delivered personally, or if sent via facsimile transmission (subject to confirmation of transmission thereof) or via nationally recognized overnight courier; or (ii) five (5) days after the date of mailing, if mailed by certified mail, return receipt requested, in each case, to the following addresses of the parties:

if to Seller, to:

Thomas Klink
2323 Ridgewood Road
Grafton, WI 53024

if to Purchaser, to:

JE Mexican Holdings, Inc.
One Parker Plaza
400 Kelby Street, 9th Floor
Fort Lee, NJ 07024

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change as set forth herein; provided, however, that any such notice of change of address shall be effective only upon receipt thereof.

5.5           Binding Effect and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and the heirs, executors, personal representatives, successors and assigns of Seller, and the successors and assigns of Purchaser.  No assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other party; provided, however, that Purchaser may at any time assign all or any portion of its right, title and interest under this Agreement to any of its affiliates without the consent or approval of Seller, and/or any other party.

5.6           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements and understandings, written or oral, with respect thereto.

5.7           Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware, U.S.A., without giving effect to principles of conflicts of law.  Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction sitting in New York City, in connection with any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees that service of process may be made in any manner acceptable for use in such New York courts.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement and/or the transactions contemplated hereby, in the above New York courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this Agreement.

5.8           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

/s/ Thomas Klink
Thomas Klink

PURCHASER:

JE MEXICAN HOLDINGS, INC.

By:	/s Nathan J. Mazurek
Nathan J. Mazurek, President